Exhibit 10.1

2004 Retirement Agreement

     This Retirement Agreement is dated as of this 12 day of July, 2004 (the “Effective Date”), by and between General Dynamics Corporation (the “Corporation”) and Michael J. Mancuso (collectively the “Parties”) and shall be effective only upon Mr. Mancuso’s acceptance as indicated by his signature below.

Recital

     WHEREAS, Mr. Mancuso has been a General Dynamics’ employee since September 30, 1993; and

     WHEREAS, on March 6, 1998, General Dynamics and Mr. Mancuso entered into a Retirement Benefit Agreement (the “1998 Retirement Benefit Agreement”); and

     WHEREAS, the 1998 Retirement Benefit Agreement remains in full force and effect pursuant to the terms thereof; and

     WHEREAS, Mr. Mancuso has and continues to earn retirement benefits under the Retirement Plan for Salaried Executives, which is part of the General Dynamics Retirement Plan (Government) (the “Retirement Plan”), as may be amended from time to time. And, to the extent that Section 415, 401(a)(4) or 401(a)(17) of the Internal Revenue Code of 1986, as amended, may have limited Mr. Mancuso’s retirement benefits, Mr. Mancuso has earned additional benefits under the General Dynamics Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) (collectively the “Retirement Program”); and

     WHEREAS, General Dynamics desires to secure Mr. Mancuso’s services from the Effective Date to a “Retirement Date” selected by the Corporation (with at least thirty (30) days prior written notice) that falls between April 30, 2006, and June 30, 2006 (his “Retirement Timeframe”).

Agreement

     NOW, THEREFORE, in consideration for Mr. Mancuso’s agreement to remain a General Dynamics’ employee until his Retirement Timeframe, General Dynamics agrees as follows:

1.	Salary and Bonus. Mr. Mancuso shall continue to participate in General Dynamics’ executive compensation program (as amended). His salary and any bonuses and/or equity awards shall be determined annually in accordance with provisions thereof. In addition, provided Mr. Mancuso remains a General Dynamics’ employee until a mutually agreeable Retirement Date falling within his Retirement Timeframe (as defined above): (i) any equity award Mr. Mancuso receives for 2005 shall not be prorated and (ii) any bonus Mr. Mancuso receives for 2006 shall be pro-rated in accordance with the rules of the Executive Compensation program based on the length of Mr. Mancuso’s actual 2006 employment (including imputing employment for vacation time paid after his retirement) and then multiplied by two (2). The maximum amount of any bonus Mr. Mancuso may receive for 2006 shall not exceed the amount that he would have received had he remained employed for the entire 2006 calendar year.

2.	2004 Retirement Benefit. Subject to Paragraphs 3 and 4 below, for agreeing to remain actively employed with the Corporation until a mutually agreeable Retirement Date within the Retirement Timeframe, the Corporation agrees to pay Mr. Mancuso an additional annual retirement benefit of Thirty Thousand Dollars and no cents ($30,000.00) following his retirement (“2004 Retirement Benefit”).

3.	Earned Benefit. Subject to Paragraph 4, Mr. Mancuso shall have earned his entire 2004 Retirement Benefit if he remains a General Dynamics’ employee until his Retirement Timeframe and then retires. However, if Mr. Mancuso voluntarily terminates his employment with the Corporation’s consent before his Retirement Timeframe, Mr. Mancuso’s 2004 Retirement Benefit shall be prorated by a fraction equal to the number of months Mr. Mancuso is employed on and after May 1, 2004, divided by twenty-six (26); provided, however, Mr. Mancuso’s 2004 Retirement Benefit shall be paid without reduction or offset if at any time after signing this Agreement, his General Dynamics employment ceases as a result of: (i) his death, (ii) his disability (which shall be defined as his inability to adequately perform the tasks of his position, as determined in the sole opinion of the Compensation Committee of the Board of Directors), or (iii) involuntary termination (other than “For Cause”), which termination may be either actual or constructive as evidenced by the substantial downgrading of Mr. Mancuso’s authority, position or responsibilities.

4.	Reductions and Forfeiture of Payment. Notwithstanding anything in this Agreement to the contrary:

a.	Termination “For Cause”. No benefit shall be payable under this Agreement if, in the sole discretion of the Compensation Committee of the Board of Directors, Mr. Mancuso is discharged for causing harm to the Corporation (“For Cause”), including, but not limited to: (i) an act or acts of personal dishonesty, (ii) conviction of a felony related to the Corporation, (iii) a material violation of General Dynamics’ standards of business ethics and conduct, or (iv) individually filing, assisting or participating in a lawsuit against the Corporation or its officers in their official capacity.

b.	Other Employment. Mr. Mancuso specifically agrees that this 2004 Retirement Benefit is for his enjoyment in retirement. Thus, unless Mr. Mancuso’s employment is terminated involuntary (other than “For Cause” for which no payments shall be made hereunder), regardless of whether such termination is actual or constructive as evidenced by the substantial downgrading of Mr. Mancuso’s authority, position or responsibilities, Mr. Mancuso is affirmatively obligated to obtain the prior written consent of the Compensation Committee of the Corporation’s Board of Directors (which consent shall not be unreasonably withheld) before accepting “Other Employment.” For purposes of this Agreement, “Other Employment” means rendering services as either an employee or independent contractor (including a member of the board of directors) with an unaffiliated organization which is not a tax-exempt charitable organization.

c.	If Mr. Mancuso accepts Other Employment but fails to obtain the Corporation’s consent as provided in paragraph 4 (b) above, the amount of his 2004 Retirement Benefit shall be irrevocably forfeited as follows:

i.	Prior to April 30, 2006. If Mr. Mancuso accepts Other Employment after signing this Agreement, but before April 30, 2006, General Dynamics’ obligation to provide him a 2004 Retirement Benefit shall be forfeited in its entirety; or

ii.	On and after May 1, 2006. If Mr. Mancuso remains employed until at least April 30, 2006, retires and later accepts Other Employment during retirement, Mr. Mancuso shall forfeit fifty percent (50%) of the benefit payable under this Agreement regardless of whether he is receiving or expected to receive such benefit.

5.	Survivor Benefit in the Case of Death Prior to Benefit Commencement. No benefit shall be paid under this Agreement unless Mr. Mancuso dies after signing this Agreement and leaves a surviving spouse. If Mr. Mancuso dies after signing this Agreement and leaves a surviving spouse, his surviving spouse shall receive a 50% Contingent Annuitant benefit. Payment will commence on the first day of the month following Mr. Mancuso’s death.

6.	Form of Payment. The benefit under this Agreement shall be payable in the form of a single-life annuity at the same time and in the same manner as Mr. Mancuso’s elects to receive his retirement benefit from the Corporation’s Retirement Program, including any adjustment for any optional form of payment which Mr. Mancuso may select under the Retirement Program. The Corporation may, in its sole discretion, accelerate the payment of some or all of the benefits under this 2004 Retirement Agreement in a form of actuarial equivalent value. Mr. Mancuso shall not have a right to make a separate election of an optional form of payment for his 2004 Retirement Benefit.

7.	No Assignment. No benefit under this 2004 Retirement Agreement shall be subjected in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same will be void, and no such benefit will in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program or pursuant to a Qualified Domestic Relations Order as described in Code Section 414(p).

8.	Payment from General Assets.

a.	To the extent a benefit under this 2004 Retirement Agreement is not otherwise payable from a Retirement Program (or unless otherwise determined by the Corporation), all benefits payable to Mr. Mancuso hereunder will be paid by the Corporation from its general assets. The Corporation will not be obliged to acquire, designate or set aside any specific assets for payment of the Supplement. Further, Mr. Mancuso will have no claim whatsoever to any specific assets or group assets of the Corporation.

b.	The Corporation may, in its discretion, designate that the some or all the benefits payable hereunder will be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of such benefits or other post-retirement benefits, the Corporation will remain liable for payment thereof.

9.	Right to Interpret this Agreement. The Board of Directors hereby delegates to the Senior Vice President, Human Resources and Administration (or his authorized designee) the power, right and authority to interpret this Agreement in his sole discretion and such interpretations will be conclusive and binding on the Corporation and Mr. Mancuso. The Retirement Program’s actuary shall determine all values and payments required under this 2004 Retirement Agreement based on the actuarial assumptions used under the Corporation’s Retirement Program.

10.	Income Taxes. This Agreement is an unsecured promise to pay money in the future. Mr. Mancuso and the Corporation agree that all payments made pursuant to this 2004 Retirement Agreement will be treated as “wages” for federal and state income tax and employment tax purposes (including FICA) at such time and in such manner as prescribed by law. Each Party is responsible for the payment of its own taxes.

11.	Notice. Any notice required under this Agreement (or an Attachment hereto) shall be made in writing addressed to the Corporation to the attention of the Senior Vice President, Human Resources (with a copy to the Senior Vice President and General Counsel) at the Corporation’s headquarters and to Mr. Mancuso at his home address as noted in the Corporation’s employee records. A facsimile transmission to a party described above, along with a generated confirmation sheet, shall be effective for purposes of providing notice hereunder. Email shall be ineffective for the purpose of providing any required notice.

12.	Effect of Prior Agreements. Notwithstanding anything herein to the contrary, the 1998 Retirement Benefit Agreement between General Dynamics and Mr. Mancuso remains in full force and effect. In addition, this Agreement, as well as, the 1998 Retirement Benefit Agreement, do not supersede in any manner, the provisions of any Severance Protection Agreement that may or hereafter exist between Mr. Mancuso and General Dynamics.

13.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Amendment and Waiver. The provisions of this Agreement may be amended or waived but only as evidenced by a written agreement of the Corporation and Mr. Mancuso explicitly referencing this Agreement and citing with specificity the precise changes to this Agreement.

15.	Course of Conduct. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts; each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

17.	Govern Law. This Agreement shall be governed by the laws of the State of Delaware.

18.	Successorship. This Agreement shall inure to the benefit of Mr. Mancuso’s estate.

IN WITNESS WHEREOF, pursuant to the authority granted by the Corporation’s Board of Directors to the Corporation’s Senior Vice President – Human Resources & Administration, the Corporation has caused this Retirement Agreement to be executed on behalf of itself and caused the Corporation’s seal to be hereunto affixed and attested to by the Secretary of the Corporation. In like manner, Mr. Mancuso has executed this Agreement on his behalf. This Agreement is effective as of the first date stated above.

ATTEST:	GENERAL DYNAMICS CORPORATION

/s/ HENRY C. EICKELBERG	By: /s/ WALTER M. OLIVER

Senior Vice President – Human Resources &
Administration

ATTEST:	Accepted

/s/ HENRY C. EICKELBERG	By: /s/ MICHAEL J. MANCUSO

MICHAEL J. MANCUSO, Individually